Exhibit 5.3

28 November 2008

XL Capital Finance (Europe) plc
XL House
70 Gracechurch Street
London EC3V 0XL

and

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM1

Dear Sirs,

XL Capital Finance (Europe) plc
Registration of Securities

We have acted as English counsel for XL Capital Finance (Europe) plc (the "Company"), a public limited company incorporated under the laws of England and Wales, in connection with the proposed registration of securities of XL Capital Ltd and debt securities of the Company in an unlimited dollar amount pursuant to a registration statement on Form S-3 (the "Registration Statement") filed by XL Capital Ltd and the Company under the United States Securities Act of 1933, as amended. This letter sets out our opinion on certain matters of English law as at today's date.

1. Documents

For the purposes of this opinion, we have examined copies of:

1.1	The Senior Debt Securities Indenture of the Company dated 2 June, 2004 (the "Indenture");

1.2	The Form S-3 Registration Statement under the United States Securities Act 1933 dated 28 November 2008; and

1.3	A certificate dated 12 November 2008 of the Secretary of the Company (the "Secretary's Certificate") having annexed thereto:

	1.3.1	a copy of the Memorandum and Articles of Association of the Company certified by the Secretary of the Company as a true, complete and up-to-date copy; and

Exhibit 5.3

1.3.2

a copy of the minutes of a meeting of the Board of Directors of the Company dated 29 August, 2001, a copy of the minutes of a meeting of the Board of Directors of the Company dated 1 June, 2004, a copy of the minutes of a meeting of the Board of Directors of the Company dated 29 November, 2005 and a copy of the minutes of a meeting of the Board of Directors of the Company dated 28 October 2008 respectively certified by the Secretary of the Company as true, complete and up-to- date copies.

In this letter, the Registration Statement and the Indenture are together referred to as the "Issue Documents". Expressions defined in the Indenture and not otherwise defined herein shall have the same meanings when used in this letter.

2.       English Law

The opinions set out in this letter relate only to English law as applied by the English courts as at today's date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law. This letter supersedes out letter dated 13 November 2008.

3.       Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1

The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as copies of whatever nature and the authenticity of the originals of such documents.

3.2

That the Issue Documents and the Securities are duly authorised by and duly executed by or on behalf of each of the parties thereto (except the Company) and that entering into the Issue Documents and the performance thereof is within the capacity, and powers of each of them (except as aforesaid).

3.3	That the issue of the Securities will not cause any limit on borrowings to which the Company is subject to be exceeded.

3.4	The due execution and unconditional delivery of the Indenture.

3.5

That no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Securities or the Issue Documents illegal or ineffective and that, insofar as any obligation under any of the Securities or the Issue Documents is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction.

3.6

That the Securities and the Issue Documents will constitute valid and binding obligations of the parties thereto under the laws of the State of New York, enforceable in accordance with their terms in competent courts of that jurisdiction, and that the Securities and the Issue Documents have the same meaning and effect as if they were governed by English law.

3.7

The accuracy and completeness of all statements made in the Secretary's Certificate, a copy of the form of which is annexed to this opinion and the documents referred to therein and that such certificate and statements remain accurate and complete as at the date of this opinion.

Exhibit 5.3

3.8

That there has been no alteration in the status or condition of the Company as revealed by a search carried out against the Company at the Companies Registration Office in London at 10:30 a.m. on 28 November 2008 and an enquiry by telephone in respect of the Company at the Central Index of Winding Up Petitions at 11:18 a.m. on 28 November 2008.

3.9

That the company has not passed any voluntary winding up resolution or made any proposal for a voluntary arrangement under Part 1 of the Insolvency Act 1986, and that no application has been made or petition presented to a court for the winding up, dissolution or administration of the Company and that no administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Company or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer.

3.10	That the resolutions set out in the minutes referred to above were passed at duly convened and quorate meetings and have not been revoked or superseded.

3.11	The absence of any other arrangements between any of the parties to the Issue Documents which modify or supersede any of the terms of the Issue Documents.

3.12	That there will be nothing in the final terms and conditions of any Securities issued pursuant to the Registration Statement which would be material for the purposes of our giving this opinion.

3.13

That the directors of the Company, in resolving to create and issue the Securities and to execute the Issue Documents, have acted in good faith to promote the success and the interests of the Company for the benefits of its members and in accordance with any other duty.

4.	Opinion

On the basis of such assumptions and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

4.1

The Company is a public limited company incorporated in England under the Companies Act 1985 and has full power, authority and capacity to enter into and perform its obligations under the Issue Documents.

4.2

The execution of the Issue Documents and the Securities by the Company and the exercise of rights and the performance of obligations which it may have under the Issue Documents and the Securities have been authorised by all necessary corporate action on the part of the Company.

4.3	We are aware of no reason why the English courts will not treat the validity and binding nature of the obligations contained in the Indenture as being governed by the laws of the State of New York.

4.4

The Securities have been duly authorised by the Company and when duly authenticated and issued in accordance with the terms of the Indenture, we are aware of no reason why the English courts will not treat the validity and binding nature of the obligations therein as being governed by the laws of the State of New York.

4.5	The Company has the power to submit, and has taken the necessary corporate action to submit, to the jurisdiction of any New York Court, and to appoint CT Corporation

Exhibit 5.3

System as its authorised agent for the purposes and to the extent described in Section 1.17 of the Indenture.

5.	Reservations

Our reservations are as follows:

5.1	We express no opinion on European Union law as it affects any jurisdiction other than England and Wales.

5.2

We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would necessarily be available in respect of any of the obligations contained in the Securities or the Issue Documents.

5.3

Our opinions as regards the binding nature of the obligations of the Company under the Securities and the Issue Documents are subject to all limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws affecting the rights of creditors generally.

5.4

Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in the English courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded the costs or expenses incurred by it in connection therewith.

5.5

Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

5.6

We express no opinion as to the validity or the binding effect of any obligations of the Company insofar as they relate to the obligations of the Company under the conditions of the Securities which provide for payments by the Company of interest on overdue amounts. An English court would not give effect to such a provision if it could be established that the amount expressed as being payable was such that the provision was in the nature of a penalty (that is to say, a requirement for a stipulated sum to be paid irrespective of, or necessarily greater than, the loss likely to be sustained).

5.7

If an English court assumes jurisdiction, it will apply the laws of the State of New York in accordance with, and subject to, the Contracts (Applicable Law) Act 1990. In summary, the Act allows the parties to a contract to select the law governing the contract, subject to the following principal provisions:

5.7.1

where all the elements relevant to the situation are connected with one country only, the choice of the laws of the State of New York will not prejudice the application of the laws of that country which cannot be derogated from by contract;

	5.7.2	the choice does not affect mandatory rules of English law;

	5.7.3	a rule of the laws of the State of New York will not be applied if to do so would be manifestly contrary to English public policy; and

	5.7.4	the English court may have regard to the law of the place of performance of any obligation under the Issue Documents which is to be performed outside England and Wales.

Exhibit 5.3

5.8	This opinion is subject to any matters not disclosed to us.

6.	Limits of Our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be suffered as a result of or in connection with the Securities or their creation and issue. This opinion is given to you for use in connection with the entry by the Company into the Securities and the Issue Documents. It may not be relied upon by any other person (other than Cahill Gordon & Reindel LLP in giving their opinion with respect to the Securities and the Issue Documents and The Bank of New York, as Trustee under the Indenture) or used for any other purpose and neither its contents nor its existence may be disclosed without our prior consent. We hereby consent to the reference to our firm in the Registration Statement under the captions "Legal Matters" and "Enforcement of Civil Liabilities Under United States Federal Securities Laws" and to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the United States Securities and Exchange Commission.

Yours faithfully,